I hereby consent to be named as a designated director of the Board of Directors of Votan Corporation in Amendment Number 1 to the Registration Statement on Form S-1 of Votan Corporation, as filed on September 6, 1996.


/s/   Donald G. Heitt
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      Donald G. Heitt
      Chairman


Dated September 5, 1996